Exhibit 99.1

FOR IMMEDIATE RELEASE
Nicholas	Contact: Doug Marohn	NASDAQ: NICK
Nicholas Financial, Inc. Corporate Headquarters 2454 McMullen-Booth Rd. Building C, Suite 501 Clearwater, FL 33759	President & CEO Ph # (727)-726-0763	Web site: www.nicholasfinancial.com

Nicholas Financial’s Salt Lake City Grand Opening.

March 8, 2021 – Clearwater, Florida - Nicholas Financial, Inc. (NASDAQ: NICK) – an industry leading branch-based subprime auto lender focused on servicing the needs of the local independent dealer – announced today a grand opening celebration for our newest branch office in the Salt Lake City metropolitan area, located at 2273 West 7800 South, Suite #4, West Jordan, UT on March 10, 2021. The official ribbon cutting ceremony will commence at 4:00 pm and the celebration will continue until 5:30 pm. Please contact the local office at 801-528-3764 for more information regarding the event.

“It is with great pleasure we welcome the Salt Lake City market to our branch network,” said Doug Marohn, president and CEO of Nicholas Financial.  “It is wonderful area with great people and a robust economy, and we have assembled a very talented team to service both our dealer partners and borrowing customers.  We are committed to growing our Company, and one way we will do that is through growing our footprint throughout the United States.”

The Company is also now licensed in Arizona, New Mexico and Texas and has recently initiated expansion efforts in each of those states.

About Nicholas Financial

Nicholas Financial, Inc. (NASDAQ:NICK) is a specialized consumer finance company, operating branch locations in primarily Southeastern and Midwestern U.S. States. The Company engages primarily in acquiring and servicing automobile finance installment contracts (“Contracts”) for purchases of used and new automobiles and light trucks. Additionally, Nicholas Financial originates direct consumer loans (“Direct Loans”) and sells consumer-finance related products. For an index of Nicholas Financial, Inc’s new releases or to obtain a specific release, please visit our website at www.nicholasfinancial.com.

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